Exhibit 99.1

50 Main Street
White Plains, New York 10606

NEWS
FOR IMMEDIATE RELEASE

Contact:
Investors: Fred Buonocore, K&F Industries Holdings, Inc.
(914) 448-2701
Media: Abby Aylman Cohen, Financial Dynamics
(212) 850-5600

K & F INDUSTRIES HOLDINGS, INC. REPORTS RESULTS FOR THE THIRD QUARTER

- Net income of $15 million, or $0.37 per diluted share -
- Record quarterly sales of $106 million -
- Record bookings (customer orders) of $155 million, up 66% -
-Record backlog of $278 million, up 79%-

White Plains, NY – November 6, 2006 – K & F Industries Holdings, Inc. (NYSE:KFI) today reported its financial results for the third quarter and nine months ended September 30, 2006.

“We executed well during the quarter,” stated Kenneth M. Schwartz, president and CEO of K & F Industries Holdings.  “K & F reported the largest single quarter of sales in our history.  Strong demand for our products, particularly from business jet manufacturers and operators, and the military resulted in record customer orders, which exceeded sales for the fourth straight quarter.  Backlog surged from $155 million a year ago to $278 million, also a record.   And, we achieved a 182 basis point Adjusted EBITDA margin expansion driven largely by our ongoing productivity initiatives, the operating leverage inherent in our business model and the robust sales of our products for general aviation aircraft.”

Mr. Schwartz continued, “Our strong performance in the quarter in all of these areas further validates the soundness of the K & F business model and our strategy to establish leadership positions within the regional jet, business jet and military markets.  As a result, we remain confident that K & F should continue to deliver increased shareholder value through consistent earnings growth and debt reduction for the remainder of this year and throughout 2007.”

Results for Three Months ended September 30, 2006 Compared with the Three Months ended September 30, 2005

•                  Sales rose by 6% to $106 million

•                  Aircraft Braking Systems (ABSC) sales increased $4 million, or 5% to $88 million

•                  Engineered Fabrics (EFC) sales rose $2 million, or 13% to $18 million

•                  Adjusted EBITDA increased 11% to $45 million or 42% of revenue, compared to $40 million or 40% of revenue a year ago

•                  Net interest expense was $16 million compared to $20 million a year ago

•                  Income applicable to common stockholders was $15 million or $0.37 per diluted share, compared to $3 million or $0.08 per diluted share in the prior year

•                  Bookings increased 66% to a record $155 million and backlog was up 79% to $278 million

•                  Third quarter consolidated market sector revenue performance was as follows:

•                  General aviation sales were up 33% to $23 million

•                  Military sales increased 3% to $28 million

•                  Commercial transport sales were level with the prior year at approximately $55 million

•                  Cash and cash equivalents was $14 million after paying down $14 million in bank debt

See the attached tables for a reconciliation of net income to non-GAAP EBITDA and Adjusted EBITDA for the 2006 and 2005 periods.

Recent Highlights

•                  EFC was selected by The United States Department of Defense to supply fuel tanks for the U.S. Air Force KC-135 military fuel tanker aircraft.  This contract is part of a USAF initiative aimed at upgrading and enhancing the performance of the aircraft’s fuel containment system.  The three-year agreement to deliver full ship sets of flexible bladder fuel tanks for approximately 90 KC-135s, along with various spares for an additional 100 planes, is expected to generate an estimated $38 million in sales for K & F.  Initial deliveries will begin in the first quarter of 2007.

•                  The company commenced operations at its newly constructed carbon facility in Danville, Kentucky.  Production of NuCarb®, K & F’s next generation carbon material, began ahead of schedule spurred by demand for our carbon brakes, to supply growth stage regional and business jet programs such as Embraer’s EMB 190 and Dassault’s Falcon 7X.

Results for Nine Months ended September 30, 2006 Compared with the Nine Months ended September 30, 2005

•                  Sales increased 8% to $300 million

•                  ABSC sales increased $17 million, or 7% to $249 million

•                  EFC sales rose $4 million, or 9% to $52 million

•                  Adjusted EBITDA increased $13 million to $119 million or 40% of sales versus $106 million or 38% of sales in the prior year

•                  Net interest expense was $42 million compared to $55 million a year ago

•                  Income applicable to common stockholders was $36 million or $0.90 per diluted share compared with a loss of $0.2 million or $0.01 per diluted share in the prior year

•                  Bookings increased 48% to $416 million

•                  Through the first nine months of 2006 consolidated market sector revenue performance was as follows:

•                  General aviation sales increased 17% to $63 million

•                  Military sales were up 16% to $85 million

•                  Commercial transport revenues were level with the prior year at $152 million

Outlook

Based on current market conditions, K & F updated its previously articulated expectations for its 2006 financial performance as follows:

•                  Revenues for the year are now expected to increase to between $418 million and $423 million, up 9% to 10% over the prior year

•                  Adjusted EBITDA is now expected to be between $164 million and $166 million, representing an increase of 11% to 13% from 2005

•                  Diluted earnings per share is now expected to be between $1.27 and $1.29

•                  Free cash flow(1) is expected to be approximately $40 million

The company also provided its preliminary view for the 2007 calendar year.  Based on the current aerospace industry environment and the projected growth in demand for its products, its current backlog of orders, and continued cost reductions resulting from productivity improvements, K & F initially expects results for 2007 within the following ranges:

•                  Revenues are expected to increase to between $451 million and $457 million

•                  Adjusted EBITDA is expected to be between $187 million to $190 million

•                  Diluted earnings per share is expected to reach between $1.50 and $1.55

•                  Free cash flow(1) is expected to be approximately $40 million

(1) Represents cash flow from operations less capital expenditures.

Conference Call

K & F Industries Holdings, Inc. will conduct its quarterly conference call, hosted by president and CEO, Kenneth M. Schwartz, beginning at 10:00 a.m. ET today.  To participate, please dial (719) 457-2680 approximately 15 minutes prior to the scheduled start of the call.  A replay will be available beginning approximately two hours after the call ends through 11:59 p.m. on November 10, 2006 by dialing (719) 457-0820, access code: 1737334.

A live audio webcast of the conference call will be accessible through a link at K & F Industries’ website at www.kandfindustries.com.  Please visit the site fifteen minutes prior to the call to download and install any necessary audio software.

K & F Industries Holdings, Inc., is a worldwide leader in the manufacture of wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft and is a major producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.

Forward Looking Statements

Some statements and information contained herein are not historical facts, but are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with the SEC or in press releases.  These forward-looking statements may be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “should” or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties.  We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control.  Some of these factors and conditions include: (i) government or regulatory changes, (ii) dependence on our subsidiary, Aircraft Braking Systems Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness.  For more information see the section entitled “Risk Factors” contained in our Form 10-K and information in our other periodic reports filed with the SEC.  We undertake no obligation to revise these statements following the date of this press release.

(Tables follow)

K & F INDUSTRIES HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net Sales	$106,412	$99,990	$300,127	$278,982
Cost of Sales(3)	56,322 (1)	51,450	163,002 (1)	160,114 (2)
Gross Profit	50,090	48,540	137,125	118,868
Independent Research and Development Costs	3,885	3,904	11,762	11,490
Selling, General and Administrative Expenses(4)	8,475	12,674	25,784	27,760
Amortization of Intangible Assets	1,450	3,015	4,165	9,043
Operating Income	36,280	28,947	95,414	70,575
Interest Income	782	337	2,491	654
Interest Expense	(17,052)	(20,358)	(44,653)	(56,128)
Income Before Income Taxes	20,010	8,926	53,252	15,101
Income Tax Provision	(5,305)	(4,087)	(16,960)	(6,364)
Net Income	14,705	4,839	36,292	8,737
Preferred Stock Dividends	—	(2,084)	—	(8,931)
Income (Loss) Applicable to Common Stockholders	$14,705	$2,755	$36,292	$(194)
Basic Earnings (Loss) Per Common Share	$.37	$.09	$.92	$(0.01)
Basic Weighted Average Common Shares	39,639	31,786	39,625	20,724
Diluted Earnings (Loss) Per Common Share	$.37	$.08	$.90	$(0.01)
Diluted Weighted Average Common Shares	40,198	32,578	40,229	20,724

(1) Included in cost of sales for the three and nine months ended September 30, 2006 are inventory purchase accounting charges of $587,000 and $1,174,000, respectively.

(2) Included in cost of sales for the nine months ended September 30, 2005 is an inventory purchase accounting charge of $12,084,000.

(3) Included in cost of sales is amortization of Program Participation Costs and other Intangible Assets of $2,743 and $696 for the three months ended 9/30/06 and 9/30/05, respectively, and $7,993 and $1,886 for the nine months ended 9/30/06 and 9/30/05, respectively.

(4) Included in selling, general and administrative expenses in the third quarter and nine months ended 9/30/06 is an $0.8 million credit related to a favorable settlement for us as a plaintiff in a class action lawsuit.  Included in selling, general and administrative expenses in the third quarter and nine months ended 9/30/05 is a charge of $5 million related to the termination of the company’s management services agreement with Aurora Management Partners LLC.

K & F INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL DATA

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Capital Expenditures	$4,805	$3,185	$17,109	$6,314
Bookings	154,823	93,087	416,264	280,967
Backlog			277,642	155,220
Cash and Cash Equivalents			13,617	22,170
Accounts Receivable			52,131	50,969
Inventory			73,364	59,367
Accounts Payable			18,824	15,806
Total Debt			737,577	771,577
Stockholders’ Equity			382,014	331,504

K & F INDUSTRIES HOLDINGS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP EARNINGS BEFORE

INTEREST EXPENSE, INCOME TAXES, DEPRECIATION AND AMORTIZATION, INVENTORY PURCHASE ACCOUNTING CHARGES, STOCK-BASED COMPENSATION AND NON-RECURRING CHARGES

(ADJUSTED EBITDA)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Adjusted EBITDA	$44,566	$40,052	$118,751	$106,198
Less Adjustments:
Non-recurring Management Services Agreement Termination Fee	—	5,000	—	5,000
Stock-Based Compensation	280	—	855	65
Inventory Purchase Accounting Charges	587	—	1,174	12,084
EBITDA	43,699	35,052	116,722	89,049
Less:
Depreciation and Amortization	7,419	6,105	21,308	18,474
Operating Income	36,280	28,947	95,414	70,575
Less:
Interest Expense, net	16,270	20,021	42,162	55,474
Income Tax Provision	5,305	4,087	16,960	6,364

Net Income	$14,705	$4,839	$36,292	$8,737

EBITDA represents net income before interest expense, net, income taxes and depreciation and amortization.  Adjusted EBITDA is EBITDA as further adjusted to exclude inventory purchase accounting charges, stock-based compensation and a non-recurring management services agreement termination fee.  These definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.  Neither of these calculations is a measure of financial performance under accounting principles generally accepted in the United States of America.  We believe they provide a basis to measure our operating performance, apart from the expenses associated with our physical plant or capital structure, but neither should be considered in isolation or as a substitute for operating income, cash flows from operating activities or other measures of performance.  A reconciliation of EBITDA and Adjusted EBITDA is presented above.

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